AMENDED AND RESTATED
                      EMPLOYMENT AGREEMENT

           THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the
"Agreement"), is made this 17th day of        June    1996, by and
between Paul Harris Stores, Inc., an Indiana corporation (the "Company"), and Charlotte G. Fischer ("Fischer").
                          Recitals
          A. Fischer has been employed with the Company since April 29, 1994, and since January 29, 1995, Fischer has served as the Company's President, Chief Executive Officer and Chairman.
          B. On April 18, 1994, the Company and Fischer entered into a written employment agreement governing the terms and conditions of Fischer's employment with the Company during the term beginning April 29, 1994, and ending April 29, 1997, subject to extension and earlier termination as set out in the Employment Agreement.
          C. The Company and Fischer now desire to extend the term of Fischer's employment with the Company and to amend and restate her employment agreement with the Company.

                           Agreement

          In consideration of the matters stated in the Recitals, the parties' covenants contained in this Agreement and the acts to be performed under this Agreement, the Company and Fischer agree as follows:
          1. Employment. The Company shall employ Fischer on the terms and conditions set forth in this Agreement. During her employment under this Agreement, Fischer shall hold the office of Chairman of the Board of Directors and Chief Executive Officer of the Company, and she shall render such services and perform such duties for the Company and the Company's subsidiaries (together, the "Company Group") as are customarily performed by Chairmen and Chief Executive Officers, including, without limitation, those services and duties consistent with her position as may from time to time be assigned to her by the Company's Board of Directors.
In addition, Fischer shall hold such offices, directorships and other positions with the Company Group as are consistent with her status to which she may from time to time be elected or appointed. Fischer's authority shall be subject only to the direction and control of the Company's Board of Directors. Fischer shall serve the Company Group faithfully, diligently and to the best of her ability, and she shall devote her full working time, attention, energy and skills exclusively to the business and affairs of the Company Group and to the promotion and advancement of its interests, except that she may engage in such civic and charitable activities as do not interfere with her obligations under this Agreement, and she may hold such directorships as are permitted pursuant to Section 6(b) of this Agreement.
          2.   Term of Employment; Termination of Agreement.
          (a) The term of Fischer's employment under this Agreement shall commence on the parties' signing of this Agreement (the "Commencement Date"), and shall end on January 28, 2000 (the "Termination Date"), except that the term shall extend beyond the Termination Date to a date six
(6) months after either Fischer or the Company gives written notice of the termination of Fischer's employment, and except that the term shall end earlier than the Termination
Date: (i) on the date of Fischer's death; (ii) if Fischer shall have been unable to perform any material duties under this Agreement by reason of physical or mental disability
(with such disability to be determined by a qualified physician selected by the Company's Board of Directors) for a period of more than three (3) consecutive months, or a period of more than one hundred eighty (180) days in the aggregate in any eighteen-month period, on the date on which the Company shall elect to terminate her employment by reason of such disability; (iii) upon at least one hundred eighty (180) days' prior written notice from Fischer to the Company; or (iv) on the date on which the Company shall elect to terminate Fischer's employment for "cause," as defined in Section 2(b) below.
          (b) For purposes of this Agreement "cause" means any one or more of the following: (i) Fischer's willful and continued failure to perform her duties with the Company
(other than any such failure resulting from her physical or mental disability) after the Company delivers to her written demand that identifies the manner in which the Company believes that she has not performed her duties and accords to her a reasonable opportunity thereafter to cure such
     failure; (ii) Fischer's engaging in misconduct that, in the opinion of a majority of the Board of Directors, is materially and demonstrably injurious to the Company, including, but not limited to, her conviction of or guilty plea to any felony crime; or (iii) her material breach of any provision of this Agreement after (A) the Company delivers to her written notice, (B) Board of Directors' action, and (C) at least thirty (30) days' opportunity to cure the alleged breach.
          (c) In the event that her employment terminates due to an event described in Section 2(a), all further obligations on the Company's part under this Agreement shall terminate, except (i) for the payment of Fischer's Base Salary that accrued prior to the termination of her employment, (ii) any bonus to which she may be entitled to pursuant to Section
3(b) and (iii) for reimbursement of expenses incurred prior to such termination in accordance with Section 5 of this Agreement.
          (d) If during the term of this Agreement, Fischer's title or responsibilities are reduced so that she no longer serves as Chairman and Chief Executive Officer reporting to, and performing services and duties assigned to her by, the Board of Directors, Fischer may, after written notice to the Board of Directors, and after at least thirty (30) days' opportunity to cure, elect to terminate her employment on the ground that such reduction shall be deemed a
     constructive termination of the term of employment under this Agreement without cause, thereby entitling her to the remedies available to her under Section 2(e) below.
          (e) In the event that the Company terminates Fischer's employment during the term of this Agreement without "cause," as defined in Section 2(b), the Company shall be obligated to pay Fischer the Base Salary to which she would have been entitled through the Termination Date had her employment not terminated; provided, however, that the payment to Fischer under this Section 2(e) shall be no less than one (1) full year's Base Salary at the rate of Base
Salary in effect immediately preceding the termination of her employment.
          (f) If her employment with the Company terminates during the term of this Agreement, the Company shall, in all events and regardless of the circumstances under which Fischer's employment with the Company ended, take reasonable steps acceptable to the Company's group medical insurance carriers to obtain coverage for Fischer under the Company's medical insurance policies for no less than thirty-six (36) months following the end of Fischer's employment; provided, however, that except to the extent that the Company shall be responsible for paying premiums for such coverage under
Section 7(b)(iv), Fischer shall be responsible for paying all premiums for such coverage.

          3.  Compensation.
          (a) As full compensation for her services (including service as an officer and director of members of the Company Group, if Fischer is so appointed or elected), the Company shall pay Fischer the following: (i) a salary at the rate of $400,000.00 per annum beginning January 29, 1996, and ending February 1, 1997, payable in accordance with the Company's normal payroll practices ("Base Salary"), (ii) bonuses as provided in Section 3(b) below. By January 15, of each of the Company's fiscal years 1997, 1998 and 1999, the Company's Board of Directors and Fischer shall review Fischer's Base Salary and agree on her Base Salary for the ensuing fiscal year. Until the Company's Board and Fischer agree on her Base Salary, she shall be paid at the Base
Salary in effect for the immediately preceding fiscal year, but upon such agreement, the new rate of Base Salary shall be paid to Fischer retroactive to the beginning of the current fiscal year.
          (b) During the term of this Agreement, the Company shall pay Fischer bonus compensation as follows: (i) in respect of the Company's fiscal year ending February 1, 1997, the Company shall pay Fischer a bonus based on the Company's net pretax income according to the following schedule:
                $4.5 million -- 20% of Base Salary;
                $5.5 million -- 35% of Base Salary;
                $6.5 million -- 50% of Base Salary;
                $7.5 million -- 65% of Base Salary;

                $8.5 million -- 80% of Base Salary;
                $10 million  -- 100% of Base Salary.

     Should the Company's net pretax income exceed $10 million dollars for that fiscal year, the Board of Directors may authorize payment of a bonus to Fischer that exceeds 100% of her Base Salary;
               (ii) Fischer's bonuses for the Company's fiscal years 1997, 1998 and 1999, shall be based on the same formula set forth in Section 3(b)(i) above; provided, however, that the lowest net pretax income of the Company that will qualify Fischer for payment of a bonus shall be no greater than 80% of the Company's earned or budgeted (the Terms "budget" and "budgeted," as used herein, shall refer to the net income budget for the Company as proposed by management and approved by the Company's Board of Directors) net pretax income
(whichever is greater) for the previous fiscal year and provided further that:
                    (A)  if the lowest net pretax income for
payment of a bonus to Fischer under this Paragraph
3(b)(ii) shall be determined based on 80% of the previous fiscal year's earned or budgeted net pretax income, then in succeeding fiscal years, the Company must achieve budgeted net pretax income before the 80 percent minimum standard may be used again under this Agreement to determine
               the lowest level of net pretax income at which a bonus is payable;
                    (B) if the Company does not achieve budgeted net pretax income in the year immediately following any year in which 80 percent of the previous year's net pretax income earned or budgeted was used to establish the lowest level at which a bonus is payable to Fischer, then, for that year 90 percent of the prior year's earned or budgeted (whichever is greater) net pretax income shall be used to establish the lowest level at which a bonus is payable to Fischer;
                    (C) if the Company does not achieve budgeted net pretax income in the year following the year in which the lowest level at which a bonus is payable to Fischer was determined using the 90 percent figure of Section 3(b)(ii)(B), then, for that year, the lowest level at which a bonus will be payable to Fischer shall be 100 percent of the prior year's earned or budgeted (whichever is greater) net pretax income.
          No later than ninety (90) days following the beginning of each fiscal year, Fischer and the Company shall review and agree on the precise amounts of net pretax income of the Company at which percentages of Base Salary shall be payable as bonus compensation to Fischer for the current fiscal year.
          (c) (i) Fischer shall retain all of the rights to purchase shares of Common Stock under the nontransferable
Option granted to her under Section 2(d) of her Employment Agreement with the Company dated April 18, 1994.
          (ii) The Company and Fischer confirm that on or about March 8, 1996, and subject to approval of the Company's shareholders meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, the Compensation
Committee of the Board of Directors of the Company authorized the Company to grant to Fischer a nontransferable Option for her to purchase an additional 100,000 shares of the Company's Common Stock at $2.125 per share. The right to purchase shares under the March 8, 1996, Option shall vest and become exercisable upon the execution of this Agreement and may be exercised while Fischer is employed with the Company. Any portion of the Option not exercised at the termination of her employment shall terminate and be of no effect.
          (iii) During the term of this Agreement, the Company shall, subject to approval of the Company's shareholders meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, grant to Fischer nontransferable
Options to purchase shares of the Company's Common Stock as follows:
      (A)  Subject to the limitations of Section
3(c)(iii)(B) below, if the Company achieves 80 percent of budgeted net pretax income for any fiscal year during the term of this Agreement, the Company's Board of Directors shall during January of the fiscal year
(and in no event later than sixty (60) days after the end of the fiscal year) authorize the Company to grant to Fischer a nontransferable Option to purchase at least 100,000 shares of the Company's Common Stock at a price equal to the fair market value of such shares on the date of the grant, which Option shall vest and be exercisable on and after the date of the grant;
provided that any such Option must be exercised while
Fischer is employed with the Company, and any Option that is not so exercised shall terminate and be of no effect.
      (B) If the Company grants to Fischer an Option to purchase shares of the Company's Common Stock pursuant to Section 3(b)(iii)(A) above for any fiscal year during the term of this Agreement and the Company's net pretax income for that fiscal year shall be less than 90 percent of the Company's budgeted net pretax income for that fiscal year, then for the immediately succeeding fiscal year, the Company shall achieve at least 90 percent of its budget net pretax income for Fischer to be eligible for the grant of an Option under
   Section 3(b)(iii)(A), and if the Company's net pretax income in the year following any year in which the 90 percent figure was used to authorize an award of Options to Fischer is less than 100 percent of budgeted net pretax income, then the Board of Directors shall not award Options to Fischer to purchase shares of the Company's Common Stock under Section 3(b)(iii);
provided, however, that the 80 percent formula may be used to authorize a grant of an Option to Fischer to purchase shares of the Company's Common Stock in any fiscal year following a fiscal year in which the Company's net pretax income is at or above budgeted net pretax income for that fiscal year.
           4. Benefits. During Fischer's employment under this Agreement, the Company shall provide her with such life, disability, health insurance and other benefits as are provided to the Company's key executives. If, during the term of this Agreement, the Board of Directors adopts a comprehensive compensation program for key executives of the Company that addresses benefits, including insurance benefits, that are to be provided to the Company's executive employees, Fischer's benefits will be governed by that program from and after its adoption. In no event shall Fischer's benefits be less than those that the Company provides to its executive employees generally.
          5. Reimbursement of Expenses. During her employment, the Company will reimburse Fischer for her reasonable travel and
other expenses incident to her rendering services under this Agreement in conformity with the Company's regular policies from time to time in effect regarding reimbursement of expenses. Payments to Fischer for such expenses will be made upon presentation of expense vouchers in such detail as the Company may from time to time reasonably require.
          6. Confidentiality and Noncompetition. Fischer acknowledges that, in the course of her employment, she will occupy a position of trust and confidence with the Company Group. All information pertaining to the prior, current or future business of any member of the Company Group (excluding publicly available information, in substantially the form in which it is publicly available, unless such information is publicly available by reason of an unauthorized disclosure, and excluding information known to Fischer from sources other than her employment with the Company) constitutes valuable and confidential assets of the Company Group to which Fischer will have access solely as a result of her positions with the Company. Fischer acknowledges that her agreement to comply with this
Section 6 is a material inducement to the Company to enter into this Agreement.
          (a) Fischer shall never use, divulge, furnish or make accessible to any third person or organization, other than in the proper course of performing her duties under this Agreement and in connection with the Company's business, any confidential or proprietary information concerning any
     member of the Company Group or its businesses or affairs, and she shall not disparage or deprecate any member of the Company Group or its businesses or affairs or any individual connected with the Company Group (it being understood that statements Fischer makes to members of the Board of Directors of the Company or to the respective individuals involved in or to his or her superior are not intended to be, and shall not be, encompassed by the final clause of this sentence). The Company shall never use, divulge, furnish or make accessible to any third person or organization other than in the proper course of its business any confidential or proprietary information concerning
Fischer or her businesses or affairs, and the Company shall not disparage or deprecate Fischer or her businesses or affairs.
          (b) During her employment with the Company, and if and only if (i) Fischer terminates her employment in violation of this Agreement before the end of its term, or (ii) the Company terminates her employment for "cause," as defined in
Section 2(b), then for an additional period of one (1) year following the termination of her employment, Fischer shall not, directly or indirectly, individually or on behalf of other persons, (A) engage or be interested (whether as owner, stockholder, partner, lender, consultant, employee, agent or otherwise) in any business, activity or enterprise which is then competitive with the business of any division
     or operation of the Company Group in any region of the United States in which such business is being conducted, it being understood that the Company Group currently is engaged in the business of operating retail women's apparel specialty stores, or (B) hire or employ any person who has been an employee, representative or agent of any member of the Company Group at any time during Fischer's employment or solicit, aid or induce such person to leave his or her employment with any member of the Company Group to accept employment with another person or entity. Fischer's ownership of less than 1% of any class of stock in a publicly traded corporation or her membership on any board of directors that the Board of Directors of the Company then believes does not interfere with her duties to the Company and is not inimical to the interests of the Company shall not be deemed a breach of this Section 6(b). Fischer shall not accept an appointment to a board of directors for an organization outside the Company Group that would be inconsistent with her performing her obligations to the Company, and she shall inform the Company's Board of Directors of any and all of her memberships on such boards of directors.
          (c) Fischer's breach or attempted or threatened breach of any provision contained in this Section 6 will result in immediate and irreparable injury to the Company for which the Company would not have an adequate remedy at law.
     Accordingly, the Company shall be entitled, in addition to all other remedies, to a temporary and permanent injunction and/or a decree for specific performance of the terms of this
Section 6, without the necessity of showing any actual damage or posting bond or furnishing other security.
          (d) The provisions of this Section 6 shall survive the termination or expiration of this Agreement (without regard to the reasons therefor), and are in addition to and independent of any agreements or covenants contained in any other agreement and to any rights that the Company may have at law or in equity.
          7. Change in Control. If a Change in Control occurs during the Term of this Agreement, the Executive shall be entitled to the benefits outlined in Section 7(b) if Fischer's employment is terminated or constructively terminated (as defined in Section 2(d)) subsequent to the Change in Control and during the Term of this Agreement for reasons other than those stipulated in Section 2(b) of the Agreement.
          (a) Definition of Change in Control. As used in this Agreement, "Change in Control" of the Company means:
          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from
     time to time) of twenty-five percent (25%) or more of either (A) the then outstanding shares of all classes of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (1) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation affiliated with the Company, (4) any reorganization, merger or consolidation, if following such reorganization, merger or consolidation, the conditions described in Section 7(a)(iv)(A), (iv)(B) and (iv)(C) are satisfied, or (5) any acquisition resulting from the conversion of outstanding shares of nonvoting common stock of the Company into voting common stock as long as such converted shares are held by the Prudential Insurance
Company of America ("Prudential") or any entity or fund controlled by, controlling or under common control with Prudential.
          (ii) Individuals who, as of January 29, 1996, constitute the Board of Directors of the Company (the
     "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of service occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or
          (iv) Approval by the shareholders of the Company of a reorganization, merger or consolidation
("Restructuring") into a resulting corporation or the sale or other disposition of all or substantially all of the assets of the Company ("Asset Sale") to a purchasing corporation, unless following such
Restructuring or Asset Sale (A) more than sixty percent
(60%) of, respectively, the then outstanding shares of
     common stock of the resulting corporation or purchasing corporation, as the case may be ("successor corporation") and the combined voting power of the then outstanding voting securities of the successor corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such Restructuring or Asset Sale, as the case may be, (B) no Person (excluding the Company and any employee benefit plan or related trust of the Company or the successor corporation and any Person beneficially owning, immediately prior to such
     Restructuring or Asset Sale, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the successor corporation and the combined voting power of the then outstanding voting securities of the successor corporation entitled to vote generally in the election of directors, and
(C) at least a majority of the members of the board of directors of the successor corporation were members of the
     Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Restructuring or Asset Sale.
          (b) Change in Control Benefits. The following benefits, less any amounts required to be withheld therefrom under any applicable federal, state or local income tax, other tax, or social security laws or similar statutes, shall be paid to Fischer upon any termination of her employment with the Company or upon the constructive termination of her employment (as defined in Section 2(d)) subsequent to a Change in Control:
           (i)  Within ten (10) days following such a
termination, Fischer shall be paid, at her then effective Base Salary, for services performed through the date of her termination.
          (ii) Within ten (10) days following such a termination or constructive termination, Fischer shall be paid a lump sum payment of an amount equal to two and nine-tenths (2.9) times her then current Base Salary; provided, that the present value of the amount of any payment under this subparagraph (ii) shall be reduced by the full amount of the present value of all other payments in the nature of compensation to or for the benefit of Fischer which are deemed contingent upon a change (A) in the ownership or effective control of the Company or (B) in the ownership of a substantial portion of the assets of the Company as such
concepts are defined by Section 280G of the Internal Revenue
Code and are, from time to time, interpreted by applicable regulations and rulings of the Internal Revenue Service.
The sole purpose of the limitation imposed by this proviso is to preclude the amount payable pursuant to this subparagraph (ii) from being characterized as a "parachute payment" under Section 280G of the Code. It is the intention of the parties that this subparagraph be interpreted and construed in a manner so as to allow the greatest dollar payment to Fischer without such payment being classified as a "parachute payment," as such term is defined by Section 280G of the Code. The Company and Fischer agree that any dispute between them as to the amount of the payment provided under this subparagraph (ii) and the application of the limitation of Section 280G of the Code shall be resolved by an opinion of competent counsel selected by and acceptable to the Company and Fischer.
Counsel's fee for the opinion required herein shall be paid by the Company.
         (iii) Fischer shall be paid a bonus under Section 2(b) for the fiscal year in which her termination or constructive termination occurs.
         (iv) Fischer shall receive continued Company-paid coverage under the Company's insured or self-insured welfare benefit plans for a period of one (1) year following the date of her termination.
            Payment in accordance with subparagraphs (i), (ii),
(iii) and (iv) shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Fischer arising out of her employment with the Company and the termination or constructive termination thereof, except for any vested rights the Executive may then have under any insurance, pension, supplemental pension, retirement savings, profit sharing, employee stock ownership, or stock option plans sponsored or made available by the Company.
          8. No Conflicting Agreement. Fischer and the Company represent and warrant to each other that they have no obligations to any other person or entity that would affect or conflict with any of their obligations under this Agreement.
          9. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be deemed to have been duly given when personally delivered or when sent by certified mail, return receipt requested, postage prepaid, as follows: (a) If to the Company, at the following address: Paul Harris Stores, Inc., 6003 Guion Road, Indianapolis, Indiana 46254, Attention: Secretary of the Company. (b) If to Fischer, at the following address: 9815 Summerlakes Drive, Carmel, Indiana 46032. Either party may change its or her address for the purpose of this Section by written notice similarly given.
          10. Severability. If any clause or provision of this Agreement shall be held to be invalid or unenforceable, such
clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or enforceable, and such invalidity and unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.
           11. Miscellaneous. This Agreement sets forth the parties' final and entire agreement, and it supersedes any and all prior understandings with respect to their subject matter. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and upon Fischer, and her heirs, administrators and legal representatives, but no right or obligation under this Agreement may be assigned or delegated. No failure or delay by either party in exercising any right, option, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option or privilege. This Agreement can be changed, waived or terminated only by a writing signed by Fischer and the Company and shall be governed by the internal laws of the State of Indiana (without reference to its rules as to conflicts of laws).



           IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.
                              PAUL HARRIS STORES, INC.


                              By /s/Gerald Paul

                              Name:  Gerald Paul
                              Title: Chairman Emeritus




                             /s/Charlotte G, Fischer
                                  Charlotte G. Fischer

                            -23-
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